Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Tricia Drennan
Vice President, Corporate Communications & Investor Relations
(703) 873-2390 (phone)
tdrennan@lcc.com

LCC INTERNATIONAL ANNOUNCES THIRD QUARTER RESULTS

Company reports sequential quarterly revenue increase in excess of 40 percent; narrows loss over second quarter

MCLEAN, VIRGINIA, November 12, 2002 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services, today announced financial results for the third quarter and nine months ended September 30, 2002.

Strengthened by business from its Europe, Middle East and Africa region, the Company reported revenues of $17.4 million in third quarter or a 43 percent increase over the second quarter. Third quarter revenue was down 49 percent from the same period a year ago.

C. Thomas Faulders III, chairman and chief executive officer said, “We are pleased to report a sequential 43 percent increase in revenues. This is a good indication that growth is returning to the wireless infrastructure sector and proof that our continued investment in our sales and marketing programs is paying off. In addition to greater penetration into existing accounts, I am happy to say that we have added approximately 25 new clients during the quarter, many of which we obtained through our Detron acquisition. This has enabled us to continue the diversification of our revenue. For the quarter, our top five clients represented 53 percent of revenue compared to 69 percent last year at this time. Three out of the five of our top clients are in Europe and 61 percent of our revenues in the quarter came from non-U.S. sources.”

The Company reported a net loss for the third quarter of $(7.0) million, a 38 percent improvement compared to the net loss of $(11.2) million reported in the second quarter of 2002. For the three month period ended September 30, 2001 the Company reported net income of $14.0 million.

Loss per share in the third quarter was $(0.34) per basic and fully diluted share on 20.9 million shares compared to basic and fully diluted loss per share of $(0.54) (on 20.7 million shares) for the second quarter and earnings per share of $0.68 (on 20.6 and 20.7 million shares respectively) for the third quarter of last year.

Revenues for the nine months ended September 30, 2002 were $47 million, a decrease of $59.5 million from the $106.5 million posted for the same period in 2001.

Year to date net loss was $(23.3) million compared to net income of $17.8 million for the same period in 2001. Loss per share for the nine months ended September 30, 2002, were $(1.12) per basic and fully diluted share (on 20.9 million shares) compared to earnings per share of $0.87 per basic share (on 20.5 million shares) and $0.85 per fully diluted share (on 20.9 million shares) for the same period in the prior year.

“In today’s competitive environment we made the strategic decision to bid aggressively to ensure that we win contracts with the right clients. Our efforts have paid off and have resulted in notable wins with large and well-funded clients. We are now in a good position to grow these projects and improve their profitability,” Faulders continued. “We have seen, that despite continuous pressures by operators to reduce their capital expenditures, carriers are selecting quality over price, a recognition that the low cost solution is not always the best value. We have also witnessed significant shifts in the competitive landscape as many of the smaller engineering and deployment firms have ceased operations due to the challenging environment.”

Mr. Faulders concluded by saying, “With sales momentum established, we are now focused on returning the company to profitability. As I look at the underlying run rates of the business from the beginning of the year and on a monthly basis through the third quarter, we are clearly making progress with expanding gross margins and declining overhead costs. With continued top line growth and a tight hold on expenses, we expect to see a return to profitability within the next few quarters.”

The Company will hold a conference call on Wednesday, November 13, 2002 at 8:30 a.m. Eastern to discuss its third quarter 2002 results. Interested parties can participate either by web cast by visiting the Company’s web site (www.lcc.com) or via telephone. U.S. callers please dial 800/784-9386. Callers outside of the U.S. please dial 706/679-3422. Both numbers will require callers to enter reservation number 2627154.

About LCC
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is distinct in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company’s services, forecasts of revenues, earnings estimates, statements regarding contracts, future profitability, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company’s results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company’s services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company’s clients, continued delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s clients, the Company’s dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company’s estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company’s anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.

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LCC International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2002	2001	2002

REVENUES	$34,347	$17,425	$106,534	$47,042
COST OF REVENUES	26,099	15,189	83,500	42,183

GROSS PROFIT	8,248	2,236	23,034	4,859

OPERATING (INCOME) EXPENSE:
Sales and marketing	1,758	2,186	5,376	6,432
General and administrative	5,170	7,941	11,806	15,130
Restructuring charge	—	—	—	10,030
Gain on sale of tower portfolio and administration, net	—	—	(2,323)	(2,000)
Depreciation and amortization	752	610	2,217	2,057

	7,680	10,737	17,076	31,649

OPERATING INCOME (LOSS)	568	(8,501)	5,958	(26,790)

OTHER INCOME (EXPENSE):
Interest income	418	147	1,504	657
Other	22,372	238	22,184	(4,961)

	22,790	385	23,688	(4,304)

INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES	23,358	(8,116)	29,646	(31,094)
PROVISION (BENEFIT) FOR INCOME TAXES	9,343	(1,100)	11,858	(7,773)

NET INCOME (LOSS)	$14,015	$(7,016)	$17,788	$(23,321)

NET INCOME (LOSS) PER SHARE:
Basic	$0.68	$(0.34)	$0.87	$(1.12)

Diluted	$0.68	$(0.34)	$0.85	$(1.12)

WEIGHTED AVERAGE SHARES USED IN CALCULATION OF NET INCOME (LOSS) PER SHARE:
Basic	20,552	20,900	20,491	20,889

Diluted	20,654	20,900	20,873	20,889

LCC International, Inc. and Subsidiaries
 Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	September 30,
	2001	2002

	(Audited)	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$52,658	$38,641
Short-term investments	484	511
Receivables, net of allowance for doubtful accounts of $2,048 and $2,782 at December 31, 2001 and September 30, 2002, respectively:
Accounts receivable	27,367	10,059
Unbilled receivables	10,240	10,873
Deferred income taxes, net	2,724	9,707
Prepaid expenses and other current assets	1,607	1,170
Income tax receivable and prepaid taxes	2,632	6,026

Total current assets	97,712	76,987
Property and equipment, net	5,730	3,783
Investments	5,162	—
Deferred income taxes, net	2,038	786
Goodwill and other intangibles	637	11,211
Other assets	952	1,006

	$112,231	$93,773

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,840	$3,352
Accrued expenses	5,791	7,745
Accrued employee compensation and benefits	10,323	5,881
Deferred revenue	640	166
Income taxes payable	2,788	2,663
Other current liabilities	2,196	3,119

Total current liabilities	25,578	22,926
Other liabilities	849	5,062

Total liabilities	26,427	27,988

Preferred stock:
10,000 shares authorized; 0 shares issued and outstanding	—	—
Class A common stock, $0.01 par value:
70,000 shares authorized; 12,271 and 14,619 shares issued and outstanding at December 31, 2001 and September 30, 2002, respectively	123	146
Class B common stock, $0.01 par value:
20,000 shares authorized; 8,407 and 6,319 shares issued and outstanding at December 31, 2001 and September 30, 2002, respectively	84	63
Paid-in capital	92,428	94,089
Accumulated deficit	(1,409)	(24,730)
Notes receivable from shareholders	(2,325)	(1,625)

Subtotal	88,901	67,943
Accumulated other comprehensive loss — foreign currency translation adjustments	(3,097)	(2,158)

Total shareholders’ equity	85,804	65,785

	$112,231	$93,773

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LCC International, Inc. and Subsidiaries
 Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2001	2002

Cash flows from operating activities:
Net income (loss)	$17,788	$(23,321)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,217	2,057
Provision for doubtful accounts	1,964	3,780
Realized gain on sale of investments and assets	(22,395)	—
Impairment of assets	—	5,140
Restructuring charge	—	10,030
Gain on sale of tower portfolio	(2,323)	(2,000)
Changes in operating assets and liabilities:
Trade, unbilled, and other receivables	2,756	16,084
Accounts payable and accrued expenses	(5,862)	(6,251)
Other current assets and liabilities	9,308	(9,314)
Other non-current assets and liabilities	(1,909)	(1,004)

Net cash provided by (used in) operating activities	1,544	(4,799)

Cash flows from investing activities:
Purchases of short term investments, net	(27,242)	(27)
Purchases of property and equipment	(2,523)	(1,040)
Proceeds from sale of property and equipment	29	31
Investments	(1,755)	—
Proceeds from sale of investments and assets	22,624	—
Business acquisitions	—	(9,021)

Net cash used in investing activities	(8,867)	(10,057)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	420	109
Proceeds from exercise of options	371	30
Repayment of loan from shareholder	—	700

Net cash provided by financing activities	791	839

Net decrease in cash and cash equivalents	(6,532)	(14,017)
Cash and cash equivalents at beginning of period	22,271	52,658

Cash and cash equivalents at end of period	$15,739	$38,641

Supplemental disclosures of cash flow information:
Cash paid during the quarter for:
Income taxes	$3,943	$1,545

Three Months Ended September 30, 2001
Compared to
Three Months Ended September 30, 2002

Revenues. Revenues for the three months ended September 30, 2002 were $17.4 million compared to $34.3 million for the prior year, a decrease of $16.9 million or 49.3%. The substantial completion of the XM Satellite Radio, Inc. contract (“XM Satellite Contract”) in 2001 contributed to $14.9 million of the revenue reduction. Excluding the XM Satellite Contract, the slowdown in telecommunications infrastructure spending has also caused revenue reductions in the Americas (North America and Latin America) of $4.2 million and the Asia-Pacific region of $1.2 million. Revenue in the EMEA (Europe, Middle East, and Africa) region increased $3.4 million. This growth can largely be attributed to the acquisition in July of 2002 of Detron, a newly formed company specializing in providing deployment and maintenance services to the wireless industry in the Netherlands, and growth elsewhere in the region.

Cost of Revenues. Cost of revenues for the three months ended September 30, 2002 was $15.2 million compared to $26.1 million for the prior year, a decrease of $10.9 million. As a percentage of total revenues, cost of revenues was 87.2% and 76.0% for the three months ended September 30, 2002 and 2001, respectively. Costs of revenues have increased as a percentage of revenues because of price reductions caused by increased competition as a result of the slowdown in wireless telecommunications spending. The Company has also increased the percentage of deployment related services it provides, particularly in Europe, where several recent acquisitions have increased this capability. These deployment services generally generate a lower gross profit margin than engineering and consulting services, therefore, cost of revenues are higher as a percent of revenues. In addition, since some management and operational cost of revenues are relatively fixed they have not been reduced in the same ratio as revenues have declined.

Gross Profit. Gross profit for the three months ended September 30, 2002 was $2.2 million compared to $8.2 million for the prior year, a decrease of $6.0 million. Approximately $4.1 million of the decline can be attributed to the $16.9 million reduction in revenue for the three months ended September 30, 2002 compared to the same three months in the prior year. The balance of the gross profit decline can be attributed to the reduced gross profit margin. Gross profit margins have decreased because of price reductions caused by competition, difficulty in reducing relatively fixed costs at the same rate as revenues have declined, and the increase in demand for lower margin services.

Sales and Marketing. Sales and marketing expenses were $2.2 million for the three months ended September 30, 2002 compared to $1.8 million for the prior year, an increase of $0.4 million. The increase in sales and marketing is largely related to a large expenditure of $0.3 million as part of a promotional campaign in the United States. As a percentage of total revenues, sales and marketing was 12.5% and 5.1% for 2002 and 2001, respectively. The slowdown in wireless telecommunications infrastructure spending has increased competition. To respond to competitive pressures, the Company has maintained a higher level of sales and marketing expenditures despite the decline in revenues.

General and Administrative. General and administrative expenses were $7.9 million for the three months ended September 30, 2002 compared to $5.2 million for the prior year. General and administrative expenses for the three months ended September 30, 2002 include a provision for bad debt of $3.2 million, which represents an increase of $3.0 million compared to the prior year. The provision for bad debt was increased to reflect uncertainty of payment from development stage clients and concessions provided as part of collection efforts. General and administrative expense, excluding the bad debt provision, declined $0.3 million compared to the prior year, and as a percent of revenues was 27.5% and 14.4% for the three months ended September 30, 2002 and 2001, respectively. The higher general and administrative costs as a percent of revenues reflects an inability to reduce costs at the same rate as revenues have declined relative to the prior year.

Depreciation and Amortization. Depreciation and amortization expense was $0.6 million for the three months ended September 30, 2002 compared to $0.8 million for the prior year, a decline of $0.2 million. The decline was attributed to a decrease in depreciation expense of $0.2 million.

Interest Income. Interest income was $0.1 million for the three months ended September 30, 2002 compared to $0.4 million for the prior year. Interest income in 2002 declined over 2001 reflecting a decline in yields available for short-term investments.

Other Income (Expense). Other income was $0.2 million for the three months ended September 30, 2002 and consists of foreign currency gains of $0.3 million, offset by minority interest earnings of $0.1 million related to the acquisition of Detron during the quarter. The Company acquired 51% of Detron in July 2002 and includes their financial results on a consolidated basis. The minority shareholders pro-rata share of the earnings, net of tax, is reflected as part of other expense. Other income was $22.4 million for the three months ended September 30, 2001 and was related to gains from the sale of the Company’s investments and assets held in Nextwave ($21.4 million) and Tecnosistemi ($1.0 million).

Provision (Benefit) for Income Taxes. The provision for income taxes was recorded for the three months ended September 30, 2002 using an effective income tax rate of 13.6%. The effective tax rate in the current quarter reflects a change in the anticipated annual rate from 29% to 25%. The annual effective tax rate was changed to reflect increased losses in foreign subsidiaries. The effective tax rate is less favorable than the statutory federal rate of 35% because the Company anticipates losses in its foreign subsidiaries. The Company will record the tax benefit associated with these foreign tax losses when these subsidiaries have taxable earnings and it is reasonably certain the losses can be utilized. The provision for income taxes for the three months ended September 30, 2001 was recorded using an effective tax rate of 40%. The effective tax rate in 2001 is higher than the statutory federal rate largely because of foreign subsidiary losses, in which any associated tax benefit was deferred.

Net Income (Loss). The net loss was $7.0 million for the three months ended September 30, 2002 compared to net income of $14.0 million in the prior year. The unusual gain from the sale of investments and other assets held, discussed in other income, is the major driver for 2001 earnings. The loss in 2002 reflects a large provision for bad debt in general and administrative expenses as well as the inability to reduce operating costs and maintain profit margins as revenues declined from the prior year.

Nine Months Ended September 30, 2001
Compared to
Nine Months Ended September 30, 2002

Revenues. Revenues for the nine months ended September 30, 2002 were $47.0 million compared to $106.5 million for the prior year, a decrease of $59.5 million or 55.9%. The substantial completion of the XM Satellite Contract in 2001 contributed to $46.6 million of the revenue reduction. Excluding the XM Satellite Contract, the slowdown in telecommunications infrastructure spending has also caused revenue reductions in the Americas (North America and Latin America) of $15.4 million and the Asia-Pacific region of $1.4 million. Revenue in the EMEA (Europe, Middle East, and Africa) region increased $3.9 million. This growth can largely be attributed to the acquisitions of Detron in July 2002 and Smith Woolley in January 2002.

Cost of Revenues. Cost of revenues for the nine months ended September 30, 2002 was $42.2 million compared to $83.5 million for the prior year, a decrease of $41.3 million. As a percentage of total revenues, cost of revenues was 89.7% and 78.4% for the nine months ended September 30, 2002 and 2001, respectively. Cost of revenues in both 2002 and 2001 were unusually high for selected costs. These charges include an increase in costs to complete fixed price contracts of $0.5 million in 2002 and $3.1 million in 2001; lower utilization of professional staff of $2.5 million in 2002 and $0.6 million in 2001; and increased health care and employee reimbursed tax costs in 2001 of $2.3 million. As a percentage of revenues, excluding these unusual charges, cost of revenues was 83.3% and 72.8% in 2002 and 2001, respectively. Cost of revenues in 2002 are higher than the prior year because of increased competition as a result of the slowdown in wireless telecommunications spending. The Company has also increased the percentage of deployment related services it provides, particularly in Europe, where several recent acquisitions have increased this capability. These deployment services generally generate a lower gross profit margin than engineering and consulting services, therefore, cost of revenues are higher as a percent of revenues. In addition, since some management and operational cost of revenues are relatively fixed they have not been reduced in the same ratio as revenues have declined.

Gross Profit. Gross profit for the nine months ended September 30, 2002 was $4.9 million compared to $23.0 million for the prior year, a decrease of $18.1 million. Approximately, $12.9 million of the decline can be attributed to the $59.5 million reduction in revenue for the nine months ended September 30, 2002 compared to the same nine months in the prior year. The balance of the gross profit decline can be attributed to the reduced gross profit margin. Gross profit margins have decreased because of price reductions caused by competition, difficulty in reducing relatively fixed costs at the same rate as revenues have declined, and the mix of services currently in demand.

Sales and Marketing. Sales and marketing expenses were $6.4 million for the nine months ended September 30, 2002 compared to $5.4 million for the prior year, an increase of $1.0 million. The increase in sales and marketing is largely related to increased business development activity in the Asia Pacific region. As a percentage of total revenues, sales and marketing was 13.7% and 5.0% for 2002 and 2001, respectively. The slowdown in wireless telecommunications infrastructure spending has increased competition. To respond to competitive pressures, the Company has maintained a higher level of sales and marketing expenditures despite the decline in revenues.

General and Administrative. General and administrative expenses were $15.1 million for the nine months ended September 30, 2002 compared to $11.8 million for the prior year. General and administrative expenditures for the first half of both 2001 and 2002 received an unusual benefit relative to recoveries of receivables from bankrupt clients. The benefit recognized from bankruptcy recoveries was $1.6 million and $7.5 million for the nine months ended September 30, 2002 and 2001, respectively. Offsetting these receivable recoveries was an increase to the provision for doubtful accounts of $3.8 million in 2002 and $1.9 million in 2001. The provision for bad debts in 2002 was increased to reflect uncertainty of payment from development stage clients and concessions provided as part of collection efforts. Excluding the receivable recoveries and provision for bad debt, general and administrative expenditures decreased $4.5 million or 25.9% for the nine months ended September 30, 2002 compared to the prior year. This cost reduction reflects cost saving initiatives and reduced administrative support requirements, but administrative costs are not declining at the same rate that revenues decreased compared to the prior year.

Restructuring Charge. A restructuring charge of $10.0 million was recorded during the second quarter of 2002 pursuant to a restructuring plan adopted by the Company. The plan was formulated to respond to the low utilization of professional employees caused by successful completion of several large fixed price contracts and difficulty in obtaining new contracts as a result of a slowdown in wireless telecommunications infrastructure spending. The cost of employee severance and associated costs was approximately $1.0 million and resulted in a work force reduction of approximately 140 people. Additionally, the Company had excess facility costs relative to the space occupied by the employees affected by the reduction in force and reduced business use of office space resulting from a continued trend for clients to provide professional staff office space while performing their services. The charge for the excess office space was approximately $9.0 million.

Gain on Sale of Tower Portfolio and Administration, Net. During February 2000, the Company entered into an agreement for the sale of telecommunications towers that it owned. As part of the sale agreement, the Company agreed to lease unoccupied space on the towers, effectively guaranteeing a minimum rent level of a fixed amount on the towers sold. The gain from the tower portfolio sale deferred an amount corresponding to this rent commitment, until the space was leased to another tenant or otherwise satisfied. The Company recognized $2.0 million and $2.3 million of this previously deferred gain, for the nine months ended September 30, 2002 and 2001, respectively.

Depreciation and Amortization. Depreciation and amortization expense was $2.1 million for the nine months ended September 30, 2002 a decrease of $0.1 million compared to the prior year. The decline was attributed to a decrease in depreciation expense of $0.5 million, offset by amortization expense of $0.4 million relative to capitalized intangibles incurred in connection with the purchase of Smith Woolley in January 2002.

Interest Income. Interest income was $0.7 million for the nine months ended September 30, 2002 compared to $1.5 million for the prior year. Interest income in 2002 declined over 2001 reflecting a decline in yields available for short-term investments.

Other Income (Expense). Other expense for the nine months ended September 30, 2002 contained an impairment charge of $5.1 million. This impairment charge relates to the entire investment the Company made in 2000 relative to investments in two separate companies, Plan + Design Netcare AG ($4.6 million) and Mobilocity, Inc. ($0.5 million). Both firms have entered into statutory or voluntary liquidation plans during the second quarter of 2002. In both cases, no proceeds are anticipated to be returned to shareholders. Other income was $22.2 million for the nine months ended September 30, 2001 and was largely related to gains from the sale of the Company’s investments and assets held in Nextwave ($21.4 million) and Tecnosistemi ($1.0 million).

Provision (Benefit) for Income Taxes. The provision for income taxes was recorded for the nine months ended September 30, 2002 using an effective income tax rate of 25.0% compared to 40.0% for the comparable period in 2001. The effective tax rate is less favorable than the statutory federal rate of 35% because the Company anticipates losses in its foreign subsidiaries. The Company will record the tax benefit associated with these foreign tax losses when these subsidiaries have taxable earnings and it is reasonably certain the losses can be utilized. The provision for income taxes for the nine months ended September 30, 2001 was recorded using an effective tax rate of 40%. The effective tax rate in 2001 is higher than the statutory federal rate largely because of foreign subsidiary losses, in which any associated tax benefit was deferred until they can be utilized.

Net Income (Loss). The net loss was $23.3 million for the nine months ended September 30, 2002 compared to net income of $17.8 million in the prior year. Excluding the unusual items discussed above: tower gains, restructuring charge, impairment charge (included in other expense), sale of the Nextwave and Tecnosistemi assets (included in Other Income), and receivable recoveries (included in General and Administrative) the loss was $14.7 million and $1.6 million, for the nine months ended September 30, 2002 and 2001, respectively. The decline in revenue and associated gross profit and the inability to reduce costs at the same rate as revenues declined in 2002, are the largest contributing factors to the increased loss in 2002.

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